Exhibit 99.1

June 24, 2009	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley
Hennessy Advisors, Inc.
7250 Redwood Blvd., Suite 200, Novato, CA 94945
Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. to Acquire Assets of Two SPARX Japan Funds

Novato, CA — June 24, 2009 ¯ Hennessy Advisors, Inc. (OTCBB:HNNA) today announced that it has signed a definitive agreement with SPARX Investment & Research, USA, Inc. to acquire its assets related to the management of the SPARX Japan Fund and SPARX Japan Smaller Companies Fund (the “SPARX Funds”). Pursuant to the proposed transaction, Hennessy Advisors will become the investment manager to the SPARX Funds, and the Hennessy Funds trustees will become the trustees of the SPARX Funds. The SPARX Funds have approximately $65 million in assets.

Upon completion of the transaction, which is subject to the approval of SPARX Funds’ current trustees and shareholders, Hennessy Advisors will manage the SPARX Funds and they will be renamed the Hennessy Select SPARX Japan Fund and Hennessy Select SPARX Japan Smaller Companies Fund. Hennessy Advisors will retain SPARX Asset Management Co., Ltd., located in Tokyo, as the Funds’ sub-advisor to manage the portfolios of the two funds. The transaction is expected to be completed by the end of September, 2009.

“We look forward to welcoming the SPARX shareholders and the SPARX Asset Management team to the Hennessy Funds Select Series family, and we are thrilled to begin offering our first International mutual fund,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. Hennessy Funds’ President, Kevin Rowell, added, “This fine addition to our Select Series significantly broadens the Hennessy Funds product offering and allows us to showcase the talents of an outstanding Tokyo-based asset manager.”

“We are pleased to enter into this partnership with Hennessy Advisors,” said Shuhei Abe, Founder, Portfolio Manager and Chairman for SPARX Asset Management Co., Ltd. “We believe that this partnership will offer SPARX funds shareholders continued strong investment management and performance through our local investment intelligence and expertise in Japan, combined with Hennessy Advisor’s superior knowledge, customer service and business management in the United States,” he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment advisor to an entire family of mutual funds. Hennessy Advisors, Inc. is committed to their time-tested stock selection strategies and disciplined money management approach.

About SPARX
SPARX Investment & Research, USA, Inc. is a wholly owned subsidiary of SPARX Group Co. Ltd., a publicly traded asset manager based in Tokyo, Japan. Since its founding in 1989, SPARX Group has been focused on providing clients with access to the best investment opportunities in Japan and throughout Asia through their deep understanding of local companies, countries and markets, as well as their unrivalled access to management.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful prior to registration under the applicable securities laws.

In soliciting shareholder approval of the transaction, SPARX Asia Fund trust and its trustees, Hennessy Advisors, Inc., SPARX Investment & Research, USA, Inc. and SPARX Asset Management Co., Ltd. may be deemed to be participants in the solicitation. Shareholders of SPARX Funds should read the proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The proxy statement will be mailed to SPARX Funds shareholders, and that along with other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.